VANGUARD VARIABLE INSURANCE FUND
                     INVESTMENT ADVISORY AGREEMENT ADDENDUM

                            Effective April 30, 2003

     This Addendum amends Section 4 of the Investment Advisory Agreement dated September 29, 2000 between Vanguard VARIABLE INSURANCE FUND - SMALL COMPANY GROWTH PORTFOLIO (the "Fund") and GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC ("GMO") as follows.

4. COMPENSATION OF GMO. For the services to be rendered by GMO as provided in this Agreement, the Fund will pay to GMO at the end of each of the Fund's fiscal quarters, a Basic Fee calculated by applying a quarterly rate, based on the annual percentage rate of 0.225%, to the average month-end net assets of the GMO Portfolio for the quarter.

     The Basic Fee, as provided above, will be increased or decreased by applying a Performance Fee Adjustment (the "Adjustment"). The Adjustment will be calculated as a percentage of the average net assets of the GMO Portfolio for the 36-month period ending with the then-ended quarter, and the Adjustment will change proportionately with the investment performance of the GMO Portfolio relative to the investment performance of the Russell 2500 Growth Index for the same period. The Adjustment applies as follows:

CUMULATIVE 36-MONTH PERFORMANCE OF THE       ADJUSTMENT AS A PERCENTAGE OF
GMO PORTFOLIO VS. INDEX                      AVERAGE NET ASSETS(A)
-----------------------                      ---------------------
Trails index                                 -0.15%
Exceeds Index by 0% baseline to 3%           Linear increase from -0.15% to 0%
Exceeds Index by 3% baseline to 6%           Linear increase from 0% to +0.15%
Exceeds Index by more than 6%                +0.15%
------------------
(a) For purposes of this calculation, the average net assets will be calculated as average month-end net assets over the same time period for which performance is measured. Linear application of the Adjustment provides for an infinite number of results within the stated range. Example: If the cumulative 36-month performance of the GMO Portfolio versus the Index is +3.6%, and Adjustment of +0.03%* or [(0.6% divided by 3%)0.15%] would apply. This would be calculated as [(a divided by b)0.15%], where a equals the percentage amount by which the performance of the GMO Portfolio has exceeded the applicable baseline percentage for the linear adjustment, and b equals the size of the range over which the linear adjustment applies.
-----------------------------
*As rounded for purposes of this example. In practice, the calculation will be extended to the eighth decimal point.

4.1. TRANSITION RULE FOR CALCULATING GMO'S COMPENSATION. The fee structure described in Section 4 will not be fully operable until the quarter ending June 30, 2006. Until that date, the Adjustment will be determined by linking the investment performance of the Russell 2500 Growth Index and that of the Russell 2000 Growth Index.

1. QUARTER ENDING JUNE 30, 2003. The Adjustment will be determined by linking the investment performance of the Russell 2000 Growth Index for the eleven quarters and one month ending April 30, 2003 with that of the Russell 2500 Growth Index for the two months ending June 30, 2003.

2. quarter ending september 30, 2003. The Adjustment will be determined by linking the investment performance of the Russell 2000 Growth Index for the ten quarters and one month ending April 30, 2003 with that of the Russell 2500 Growth Index for the two months and one quarter ending September 30, 2003.

3. QUARTER ENDING DECEMBER 31, 2003. The Adjustment will be determined by linking the investment performance of the Russell 2000 Growth Index for the nine quarters and one month ending April 30, 2003, with that of the Russell 2500 Growth Index for the two months and two quarters ending December 31, 2003.

4. QUARTER ENDING MARCH 31, 2004. The Adjustment will be determined by linking the investment performance of the Russell 2000 Growth Index for the eight quarters and one month ending April 30, 2003, with that of the Russell 2500 Growth Index for the two months and three quarters ending March 31, 2004.

5. QUARTER ENDING JUNE 30, 2004. The Adjustment will be determined by linking the investment performance of the Russell 2000 Growth Index for the seven quarters and one month ending April 30, 2003, with that of the Russell 2500 Growth Index for the two months and four quarters ending June 30, 2004.

6. QUARTER ENDING SEPTEMBER 30, 2004. The Adjustment will be determined by linking the investment performance of the Russell 2000 Growth Index for the six quarters and one month ending April 30, 2003, with that of the Russell 2500 Growth Index for the two months and five quarters ending September 30, 2004.

7. QUARTER ENDING DECEMBER 31, 2004. The Adjustment will be determined by linking the investment performance of the Russell 2000 Growth Index for the five quarters and one month ending April 30, 2003, with that of the Russell 2500 Growth Index for the two months and six quarters ending December 31, 2004.

8. QUARTER ENDING MARCH 31, 2005. The Adjustment will be determined by linking the investment performance of the Russell 2000 Growth Index for the four quarters and one month ending April 30, 2003, with that of the Russell 2500 Growth Index for the two months and seven quarters ending March 31, 2005.

9. QUARTER ENDING JUNE 30, 2005. The Adjustment will be determined by linking the investment performance of the Russell 2000 Growth Index for the three quarters and one month ending April 30, 2003, with that of the Russell 2500 Growth Index for the two months and eight quarters ending June 30, 2005.

10. QUARTER ENDING SEPTEMBER 30, 2005. The Adjustment will be determined by linking the investment performance of the Russell 2000 Growth Index for the two quarters and one month ending April 30, 2003, with that of the Russell 2500 Growth Index for the two months and nine quarters ending September 30, 2005.

11. QUARTER ENDING DECEMBER 31, 2005. The Adjustment will be determined by linking the investment performance of the Russell 2000 Growth Index for the one quarter and one month ending April 30, 2003, with that of the Russell 2500 Growth Index for the two months and ten quarters ending December 31, 2005.

12. QUARTER ENDING MARCH 31, 2006. The Adjustment will be determined by linking the investment performance of the Russell 2000 Growth Index for the one month ended April 30, 2003, with that of the Russell 2500 Growth Index for the two months and eleven quarters ended March 31, 2006.

13.  QUARTER ENDING JUNE 30, 2006. The benchmark transition is complete.


No Effect on Other Provisions. Except with respect to these fee schedules, all other provisions of the Investment Advisory Agreement dated September 29, 2000 remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed this 29th day of January, 2003.


VANGUARD VARIABLE INSURANCE FUND - SMALL COMPANY GROWTH PORTFOLIO

/S/  JOHN J. BRENNAN
     --------------------------------------
     Chairman, CEO and President


GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC.

By   /S/ SCOTT ESTON
         ----------------------------------
Title    Chief Operating Officer